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                             STOCK OPTION AGREEMENT

       STOCK OPTION AGREEMENT (the "Agreement"), dated as of April 26, 2000 between Financial Performance Corporation, a New York corporation (the "Company"), having an address at 777 Third Avenue, 30th Floor, New York, New York 10017 and Edward T. Stolarski, residing at 40 Hackberry Hill Road, Weston, Connecticut 06883 ("Grantee").

       In consideration of Grantee's employment by the Company in accordance with a certain employment agreement, dated as of April 25, 2000, between the Company and the Grantee, the Company hereby grants to the Grantee, a nonqualified stock option (the "Option") to purchase from time to time all or a portion of an aggregate of 300,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), subject to and upon the terms set forth herein. This Option is a nonqualified Stock Option which is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

       To evidence the Option and to set forth its terms, the Company and the Grantee agree as follows:

       1. Confirmation of Grant. The Company hereby evidences and confirms its grant of the Option to the Grantee on the date of this Agreement.

       2. Number of Shares. This Option shall be for an aggregate of 300,000 Shares.

       3. Exercise Price. The exercise price shall be $6.38 per share, which amount equals the closing sale price of the Company's common stock as quoted on the OTC Bulletin Board as of the close of business on April 25, 2000.

       4. Term and Vesting of Option. Subject to the terms of this Agreement, the Option shall expire five years from the date hereof and shall vest and be exercisable as follows: all or a portion of 150,000 Shares (in whole shares) of the Option from April 27, 2001 to the expiration of the Option; and, all or any portion of 150,000 Shares (in whole shares) of the Option from April 27, 2002 to the expiration of the Option; provided, however, that any portion of the Option shall be exercisable in denominations of 25,000 Shares or more.

       5. Exercise of Options. The Option may be exercised by written notice to the Chief Executive Officer of the Company at the Company's principal office. Such notice shall state the election to exercise the Option and the number of shares in respect of which it shall be exercised, and shall be signed by the Grantee or his "Permitted Assigns," in accordance with Paragraph 6 below. In the event that the Option shall be exercised pursuant to paragraph 6 hereof by any person other than the Grantee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option, as may be reasonably required by the Company and its counsel. The notice of exercise shall be accompanied by payment of the full purchase price of the Shares being purchased in cash or cash equivalents. The Grantee shall have the right to instruct the Company to

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withhold a portion of the Option shares to meet the obligations for tax withholding upon exercise of the Option or pay cash to satisfy such tax withholding obligations. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the Grantee or his Permitted Assigns and shall be delivered, as provided above, to or upon the written order of the person or persons exercising the Option as soon as practicable (except as otherwise provided below in this paragraph 5) after the due and proper exercise of the Option. The holder of the Option shall not have any rights of a stockholder with respect to the shares covered by the Option unless and until the certificate or certificates for such shares shall have been issued and delivered. It is expressly understood that, notwithstanding anything contained in this Agreement to the contrary, (1) the time for the delivery of the certificate or certificates of Common Stock may be postponed by the Company for such period as may be required by the Company to comply with any listing requirements of any national securities exchange or to comply with any applicable State or Federal law, and (2) the Company shall not be obligated to sell, issue or deliver any shares as to which the option or any part thereof shall have been exercised unless such shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable. The Company has reserved for issuance out of the authorized capital stock of the Company a number of shares of the Company's common stock equal to the number of shares of the Company's common stock issuable upon the exercise of the Option.

       6. Nontransferability. The Option shall not be assignable or transferable other than to a member of the immediate family of Grantee or to trustees of a trust, the beneficiaries of which are members of the Grantee's immediate family, or by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

       7. Termination of Employment. In the event the employment of the Grantee with the Company is terminated by the Company for Cause (as such term is defined in the Employment Letter, dated April 25, 2000, between the Company and the Grantee), all rights to purchase shares pursuant to the Option shall forthwith cease and terminate. In the event the employment of the Grantee with the Company is terminated by the Company without Cause, the rights to exercise the Option shall accelerate and the Grantee shall have the right for a period of three months after the termination of his employment, to exercise all of the shares subject to the Option. In the event the employment of the Grantee with the Company is terminated by the Grantee, all rights to purchase shares pursuant to the Option shall forthwith cease and terminate, except that for a period of three months after the termination of his employment, the Grantee shall have the right to exercise the Option with respect to those shares which he had a right to purchase as of the date of termination. If such termination results from physical disability, then the right to exercise the Option shall accelerate and the Grantee shall have the right to exercise the Option in full for a period of twelve (12) months after the date of the date of his termination of employment or until the expiration date of the Option, if sooner. Notwithstanding anything contained herein to the contrary, if the Grantee terminates his employment as a result of a Change in Control of the Company (as defined below), all options not otherwise vested pursuant to this agreement, shall immediately vest and be exercisable upon such termination. Change in Control of the Company shall occur at any time that Jeffrey S. Silverman shall no longer be Chairman of the Company and the majority of the members



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of the Board of Directors shall consist of individuals who were not directors of the Company on the first annual meeting of shareholders subsequent to the date hereof.

       8. Death of Grantee. In the event of the death of the Grantee while he is in the employ of the Company, the Option or unexercised portion thereof shall be exercisable in full at any time prior to the expiration date of the Option, in accordance with the terms of the Option, but only by the person or persons to whom such Grantee's rights under the Option shall pass by the Grantee's will or by laws of descent and distribution of the state of his domicile at the time of his death.

       9. Adjustments. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, reclassification, Common Stock dividend (in excess of 5% thereon), Common Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Stock after the date hereof, an appropriate substitution or adjustment shall be made in the number of shares subject to the Option and to the exercise price; provided, however, that such adjustment shall not increase the aggregate value of the Option, no fractional shares shall be issued, and the aggregate exercise price shall be appropriately reduced on account of any fractional shares. Without limiting the foregoing, in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of the outstanding Shares issuable upon exercise of the Option) or in case of the sale, transfer or other disposition of all or substantially all of the assets of the Company, then the Grantee shall be entitled to receive upon exercise of the Option such number of shares of capital stock or other securities or property upon, or as a result of, such transaction that the Grantee would have been entitled to receive had the Option been exercised immediately prior to such transaction.

       10. No Limitation on Rights of the Company. The grant of this Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

       11. Rights as a Shareholder. The Grantee shall have the rights of a shareholder with respect to the Shares covered by the Option only upon becoming the holder of record of those Shares.

       12. No Obligation to Exercise Option. The granting of the Option shall impose no obligation upon the Grantee to exercise the Option.

       13. Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to any rules regarding conflicts of law.


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       IN WITNESS WHEREOF, the Company and the Grantee have duly executed this
Stock Option Agreement as of the date first above written.

                                     FINANCIAL PERFORMANCE CORPORATION

                                     By: /s/    Jeffrey S. Silverman
                                         ------------------------------------
                                         Name:  Jeffrey S. Silverman
                                         Title: Chief Executive Officer


                                         /s/     Edward T. Stolarski
                                         ------------------------------------
                                                 Edward T. Stolarski


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                        FINANCIAL PERFORMANCE CORPORATION
                                777 THIRD AVENUE
                                 THIRTIETH FLOOR
                               NEW YORK, NY 10017


                                 April 25, 2000

Mr. Edward T. Stolarski
40 Hackberry Hill Road
Weston, CT  06883

Dear Mr. Stolarski:

       We are pleased to extend to you an offer to be employed as a principal executive officer of Financial Performance Corporation (the "Company") upon the terms and conditions herein set forth. This offer shall remain open until May 1, 2000 and is contingent upon your acceptance of this offer by returning a signed copy of this letter to us no later than May 1, 2000.

       1. We have agreed to employ you as an Executive Vice President of the Company and you have agreed to serve as such for a term commencing on May 15, 2000 (the "Effective Date") and ending on May 14, 2002, unless sooner terminated or extended as herein provided (the "Term"). The Term shall be automatically extended by one year, unless either party provides the other with written notice, not later than ninety days prior to the expiration of the Term, of its election not to extend the Term. Thereafter, the Term shall be automatically extended by additional one year periods, unless either party provides the other with written notice, not later than ninety days prior to the expiration of the Term, as extended, of its election not to extend the Term.

       2. As Executive Vice President of the Company, you shall perform such duties as shall be requested of you from time to time by the Board of Directors. You shall be nominated, and you agree to serve, for no additional compensation, as a member of the Board of Directors. You further agree to serve as an officer or director of any of the current or future subsidiaries of the Company, as the Board of Directors shall request, without additional compensation.

       3. You shall receive a salary of $250,000 per year to be paid in accordance with the Company's normal payroll practices. In addition, you shall be eligible to receive an annual cash bonus based upon your performance and the performance of the Company, as determined by the


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Mr. Edward Stolarski
April 25, 2000
Page 2

Board of Directors in their sole discretion; provided, however, that you shall receive a guaranteed minimum bonus of $150,000 for each year of the Term payable in accordance with the Company's policies. You may also, at the discretion of the Board of Directors, participate in any of the Company's incentive compensation plans and to receive bonus awards or commissions based on such plans subject to your attainment of performance goals set by the Board of Directors; provided, however, during the Term, you shall receive incentive performance commissions, payable at the Company's discretion in either cash or common stock of the Company (provided, however, that in the event the Company is in a cash positive position, up to $250,000 shall be payable, at your discretion, in cash), upon the closing of any equity or debt (not including debt refinancings) raised by the Company or any of its subsidiaries, assuming that you participated in structuring and closing the transaction, determined in accordance with the following formula: between $2.5 million and $5 million, a total of $100,000; and, above $5 million, 5% of the total equity or debt raised, net of reasonable and customary expenses. Further, during the Term, the Company shall provide you with an automobile, the exact model of which shall be either a Mercedes E class, BMW 5 Series or equivalent model mutually agreed to between you and the Company, at the Company's full cost and expense. We also agree, at your option, to either reimburse you for any expenses incurred by you for payment of COBRA, term life and disability premiums during the Term, or provide you with healthcare, term life and disability benefits as provided to other senior executives of the Company.

       4. During each year of the Term, you shall be entitled to a total of four weeks vacation taken in accordance with the Company's policies.

       5. The Company shall pay for or reimburse you for all reasonable expenses actually incurred by or paid by you during the Term in the performance of your services under this agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers.

       6. In consideration of your signing and the delivery of this Agreement, we have agreed to grant to you an initial bonus consisting of an option to purchase 100,000 shares of the Company's Common Stock, in accordance with the Form of Option attached hereto as Exhibit A.

       7. As further consideration, we have agreed to grant to you an option to purchase 300,000 shares of the Company's Common Stock, in accordance with the Form of Option attached hereto as Exhibit B.

       8. During the time that you are employed by the Company and for a period of twenty-four months thereafter, you agree that you will not, in any manner, be engaged directly or indirectly, within the United States of America, its territories and possessions (or for such lesser period of time or for such lesser geographical areas as may be determined by a Court of law or equity to be a reasonable limitation on your competitive activities) as an employee, partner, officer, director,


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Mr. Edward Stolarski
April 25, 2000
Page 3

representative, consultant, agent or stockholder of any company in direct competition with the Company or any of its subsidiaries; provided, however, nothing shall prohibit you from owning up to 5% of the outstanding securities of any such company; and, provided further, however, that nothing herein shall be deemed to prohibit you from being employed or working in the financial services business.

       9. (a) You agree that all information pertaining to the business of the Company, its subsidiaries and affiliates, and their respective officers, directors, employees, agents, shareholders and customers (excluding publicly available information) constitutes a valuable and confidential asset of the Company. Such information includes, without limitation, information related to trade secrets, business plans, product designs, statistical data and compilations, sourcing contacts and financial information of the Company. You shall hold all such information in trust and confidence for the Company, its subsidiaries and affiliates, and shall not use or disclose any such information to any person, firm, corporation or other entity, except as may be required pursuant to the order of a court of competent jurisdiction, and shall be liable for damages incurred by the Company as a result of disclosure of such information by you for any purpose other than the Company's business, either during your employment or after your employment terminates for whatever reason.

              (b) During the Term of this Agreement and continuing for a period of twenty-four months after the expiration or termination of this Agreement and the Term, you agree that you shall not, directly or indirectly, individually or on behalf of other persons, solicit, aid or induce any employee of the Company, its subsidiaries or affiliates to leave their employment with the Company or such subsidiaries or affiliates in order to accept employment with or render services to or with another person, firm, corporation or other entity, or assist or aid any other person, firm, corporation or entity in identifying or hiring such employees.

       10. Subject to the other terms and conditions herein, your employment under this Agreement shall terminate upon the expiration of the Term or, if earlier, upon the earliest to occur of any of the following events or in accordance with the other provisions of this paragraph:

              (a) If, in the written opinion of a qualified physician selected by the Company and reasonably approved by you, you shall become unable to perform your duties hereunder due to physical or mental illness, and you have failed, because of such illness, to render, for 120 days out of any 180-day period, services of the character contemplated by this Agreement, the Company may terminate your employment upon written notice to you. In such event or in the event of your death during the Term, you shall be entitled to receive your base salary at the rate provided in paragraph 3 to the end of the calendar month in which termination occurs and the minimum annual bonus payable to you in accordance with paragraph 3 for the year of the Term in which termination occurs.


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Mr. Edward Stolarski
April 25, 2000
Page 4

              (b) The Company may terminate your employment at any time for Cause, upon written notice to you. As used in this Agreement, "Cause" shall mean
(i) the willful failure by you to substantially perform your duties hereunder (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; (iii) conviction of a felony or any crime involving moral turpitude; or (iv) gross negligence by you in the performance of your duties hereunder.

       If your employment is terminated by the Company for any reason other than as set forth in paragraphs 10(a) and (b) above, the Company shall continue to pay to you the salary, the minimum guaranteed bonus and healthcare, term life, disability and automobile benefits that you would have otherwise received during the Term had your employment not otherwise been terminated. If you terminate your employment as a result of a Change in Control of the Company (as defined below), the Company shall pay to you, in one lump sum payment within 30 days after the Change of Control, the salary and the minimum guaranteed bonus, together with compensation for lost benefits (which are limited to healthcare, term life, disability and automobile) through the remainder of the Term, that you would have otherwise received during the Term had your employment not otherwise been terminated and, in addition, all options not otherwise vested pursuant to the Form of Option attached hereto as Exhibit B, shall immediately vest and be exercisable upon such termination. Change in Control of the Company shall occur at any time that Jeffrey S. Silverman shall no longer be Chairman of the Company and the majority of the members of the Board of Directors shall consist of individuals who were not directors of the Company on the first annual meeting of shareholders subsequent to the date hereof.

       11. By accepting the terms contained herein, you acknowledge and represent that you are not bound by any restriction, covenant or other agreement that would prohibit or otherwise restrict your employment with the Company.

       12. This Agreement may be modified only by an instrument in writing signed by each of us. This Agreement and your employment hereunder shall be construed in accordance with the laws of the State of New York, applicable to contracts to be performed entirely within New York State.

       13. Any notice to be given hereunder shall be in writing and delivered personally or by certified mail, postage prepaid, return receipt requested, addressed to the appropriate party at the address indicated above.


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Mr. Edward Stolarski
April 25, 2000
Page 5

       Kindly sign a copy of this letter indicating your agreement with respect hereto.

                                       Very truly yours,

                                       FINANCIAL PERFORMANCE CORPORATION

                                       By: /s/
                                          ---------------------------------
ACCEPTED AND AGREED TO:

/s/ Edward T. Stolarski
---------------------------
    Edward T. Stolarski


Date: April 26, 2000
     -----------------------